EXHIBIT 4.9
AMENDMENT NO. 1
TO THE
TRUST AGREEMENT
OF
BANKNORTH CAPITAL TRUST III
          This Amendment No. 1 to the Trust Agreement of Banknorth Capital Trust III (the “Trust”), dated as of February 28, 2006 (this “Amendment”), is made and entered into by TD Banknorth Inc., a corporation incorporated in Delaware, as sponsor (the “Sponsor”), The Bank of New York (Delaware), a Delaware banking corporation, as trustee (the “Delaware Trustee”), The Bank of New York Trust Company, N.A., a national banking association (as successor to The Bank of New York), as trustee (the “Property Trustee”), and William J. Ryan, Peter J. Verrill and Carol L. Mitchell, as trustees (the “Administrative Trustees” and, together with the Delaware Trustee and the Property Trustee, the “Trustees”).
W I T N E S S E T H
          WHEREAS, the Trust is a Delaware statutory trust that was formed under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq. (the “Act”), pursuant to (i) the Trust Agreement of the Trust, dated as of January 31, 2002 (the “Trust Agreement”), and (ii) the Certificate of Trust of the Trust as filed with the office of the Secretary of State of the State of Delaware on January 31, 2002;
          WHEREAS, on March 1, 2005, Banknorth Group, Inc., a Maine corporation, the sponsor under the Trust Agreement, merged with and into Banknorth Delaware Inc., a Delaware corporation, and Berlin Merger Co. merged with and into Banknorth Delaware Inc., under the name “TD Banknorth Inc.”, and TD Banknorth Inc. continues as the sponsor of the Trust; and
          WHEREAS, the Sponsor and the Trustees desire to amend the Trust Agreement as set forth herein.
          NOW, THEREFORE, intending to be legally bound, the Sponsor and the Trustees hereby agree as follows:
I.	AMENDMENTS.
          The Trust Agreement is hereby amended such that any reference to the Sponsor in the Trust Agreement shall be deemed instead to refer to TD Banknorth Inc.
II.	MISCELLANEOUS.
          A. Successors and Assigns. This Amendment shall be binding upon, and shall enure to the benefit of, the Sponsor and the Trustees, and their respective successors and assigns.
          B. Full Force and Effect. Except to the extent modified hereby, the Trust Agreement shall remain in full force and effect.

          C. Execution in Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
          D. Governing Law. This Amendment shall be interpreted in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.
          E. Effectiveness of Amendment. This Amendment shall be effective immediately upon execution by the Sponsor and the Trustees.
          F. Severability of Provisions. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment which are valid, enforceable and legal.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed as of the day and year first above written.

TD BANKNORTH INC. as Sponsor
By:	/s/ William J. Ryan
	Name:	William J. Ryan
	Title:	Chairman, President and Chief Executive Officer

THE BANK OF NEW YORK (DELAWARE) as Delaware Trustee
By:	/s/ Kristine K. Gullo
	Name:	Kristine K. Gullo
	Title:	Vice President

THE BANK OF NEW YORK TRUST COMPANY, N.A. as Property Trustee
By:	/s/ Peter M. Murphy
	Name:	Peter M. Murphy
	Title:	Vice President

WILLIAM J. RYAN as Administrative Trustee
/s/ William J. Ryan

PETER J. VERRILL as Administrative Trustee
/s/ Peter J. Verrill

CAROL L. MITCHELL as Administrative Trustee
/s/ Carol L. Mitchell

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